Exhibit 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of December 8, 2010 (the “Effective Date”), is made by and between ORANGE 21 Inc., a Delaware corporation (the “Company”), and Erik Darby (“Executive”).

WITNESSETH:

WHEREAS, Executive is a senior executive of the Company and has made and is expected to continue to make significant contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly-held companies, the possibility of a Change in Control exists;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain severance benefits for valued executives such as Executive, applicable in the event of a Change in Control, and the Company has therefore previously adopted the Plan which can provide severance benefits under certain circumstances;

WHEREAS, the Company wishes to ensure that Executive is not practically disabled from discharging his or her duties in respect of a proposed or actual transaction involving a Change in Control;

WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company;

WHEREAS, this Agreement is the Change in Control Severance Agreement described in the Plan and this Agreement enumerates the Plan benefits that may be provided to Executive as referenced in Section II of the Plan; and

WHEREAS, the Compensation Committee of the Board has authorized the Company to enter into this Agreement in order for Executive to become a participant in the Plan as provided by the Plan.

NOW, THEREFORE, the Company and Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein or in the Plan, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Base Pay” means Executive’s annual base salary rate as in effect from time to time.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means any of the following, each as determined in the discretion of the Company’s (or its successor’s) Board of Directors or Chief Executive Officer: (i) Executive engages in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud or embezzlement, (ii) Executive commits a crime involving dishonesty, breach of trust, physical harm to any person, or moral turpitude, (iii) Executive refuses to implement or follow a lawful policy or directive of the Company or engages in other willful misconduct in the performance of Executive’s duties, (iv) Executive engages in misfeasance or malfeasance demonstrated by Executive’s failure to perform Executive’s job duties diligently and/or in a professional manner, or (v) Executive violates a Company policy or procedure which is materially injurious to the Company, including but not limited to violation of the Company’s policy concerning sexual harassment, discrimination, retaliation, conflicts of interest, or drugs or alcohol. Notwithstanding the foregoing, Executive’s employment shall not be deemed to have been terminated for “Cause” under (ii) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(d) “Change in Control” means any of the following transactions, provided, however, that the Company shall determine whether multiple or successive transactions are related to constitute a Change in Control, and its determination shall be final, binding and conclusive:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(2) the consummation of the sale, liquidation or disposition by the Company of all or substantially all of the Company’s assets; or

(3) the consummation of a merger, consolidation, reorganization or other corporation transaction involving the Company, in each case, in which the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty-one percent (51%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such transaction.

Notwithstanding the foregoing, no transaction nor series of related transactions described in (1) through (3) above with a Disqualified Party as the acquiring party shall be treated as a Change in Control under the Agreement; provided, further, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Disqualified Party” shall mean any of Costa Brava Partnership III, L.P., Roark, Rearden & Hamot, LLP, Seth W. Hamot, an individual, and any affiliates of the foregoing entities and individual.

(g) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Good Reason” means that one or more of the following have occurred without the Executive’s written consent:

(1) Executive has experienced a material diminution in Base Pay after the Company’s public announcement of a Change in Control;

(2) Executive has experienced a material diminution in his/her authority, duties or responsibilities as in effect immediately prior to the Company’s public announcement of a Change in Control; provided, however, that a material diminution in his/her authority, duties or responsibilities shall not be deemed to have occurred solely on account of a change in the Executive’s authority, duties, responsibilities or title or a change with respect to whom such Executive reports or who reports to such Executive, in each case, without his/her consent following a Change in Control, if any such change is to conform the Executive’s authority, duties and responsibilities to those of a management-level position consistent with the Company’s organization and related needs, following the Change in Control;

(3) Executive has been notified that he/she will experience a material change in the geographic location at which he/she must perform his/her services to the Company after a Change in Control; or

(4) The Company has materially breached this Agreement provided that the effective date of any such material breach cannot occur until on or after a Change in Control.

For purposes of this Agreement, Executive may resign his/her employment from the Company for “Good Reason” within sixty (60) days after the date that any one of the events shown above in (1) through (4) has first occurred without Executive’s written consent within twelve (12) months following the Change in Control. Executive’s resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within thirty (30) days after its receipt of the written notice. Such written notice must be provided to the Company within the earlier of (i) thirty (30) days of the initial existence of the purported Good Reason event, or (ii) fifteen (15) days following the first anniversary of the Change in Control, and shall describe in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred. Failure to timely provide such written notice to the Company means that Executive will be deemed to have consented to and irrevocably waived the potential Good Reason event. If the Company does timely cure or remedy the Good Reason event, then Executive may either resign his/her employment without Good Reason or Executive may continue to remain employed subject to the terms of this Agreement.

(j) “Plan” means the ORANGE 21 Inc. Change in Control Severance Plan.

(k) “Termination Date” means the Executive’s last day of employment with the Company (and any Company subsidiary or affiliate) and where such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A.

2. Termination Following a Change in Control. If employment of Executive is either (i) terminated by the Company without Cause within twelve (12) months following a Change in Control, or (ii) terminated by Executive for Good Reason within fourteen (14) months following a Change in Control, then, in each case, the following subsections in this Section 2 shall apply (with Sections 2(a), 2(b), 2(c) and 2(d) being subject to the effectiveness of the release of claims and covenant not to sue referenced in Section 2(f) below):

(a) The Company shall pay to Executive as severance benefits an amount equal to twenty-four (24) months of Base Salary (“Severance”), payable in regular periodic installments in accordance with the customary payroll practices of the Company, with the first such installment commencing on the 60th day after Executive’s Termination Date (in an amount equal to two months of Base Salary) and then continuing thereafter in pro-rata amounts on the Company’s regular pay dates until the full Severance is paid twenty-four (24) months following the Termination Date.

(b) The Company will continue to pay the cost (to the same extent that the Company was doing so immediately before the Termination Date) for group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent provided under the Company’s group health plan (including medical, dental and vision benefits) in which Executive and Executive’s eligible dependent(s), if any, were covered immediately before the Termination Date for eighteen (18) months commencing on the first day of the month following the month of the Termination Date (or such earlier date that Executive’s group health plan coverage would otherwise cease as a result of Executive’s termination of employment), or until Executive becomes eligible for group insurance benefits from another employer, whichever occurs first, provided that Executive timely elects COBRA coverage (“COBRA Benefits”). Executive agrees at any time either before or during the period of time Executive is receiving the COBRA Benefits to inform the Company promptly in writing if Executive becomes eligible to receive group health coverage from another employer. The period of such COBRA Benefits shall be considered part of Executive’s COBRA coverage entitlement period.

(c) The Company shall pay to Executive an amount equal to the product of any bonus paid to Executive for the most recently completed fiscal year preceding the fiscal year in which Executive’s Termination Date occurs, multiplied by the percentage of time Executive was employed with the Company for the fiscal year in which Executive’s Termination Date occurs; provided, however, that in no event shall any prorated bonus determined under this Section 2(c) be less than the amount determined as if Executive was employed for at least six months during the fiscal year in which the Termination Date occurs. The amount of any such prorated bonus shall be paid in a lump sum payment on the 60th day after Executive’s Termination Date

(d) As of his/her Termination Date, to the extent Executive holds any outstanding, unvested stock options or other equity compensation after taking into account any acceleration provisions of the applicable Company stock incentive plan and underlying Stock Option Agreement, then there will be acceleration of vesting of such stock options or other equity compensation as if Executive had continued his/her employment with the Company for six months following the Termination Date.

(e) As of his/her Termination Date, Executive shall also be paid for his/her accrued but unpaid salary and vacation, unreimbursed valid business expenses that were submitted in accordance with Company policies and procedures, and is eligible for other vested benefits or insurance coverage through the end of the month in which the Termination Date occurs pursuant to the express terms of any other Company-sponsored employee benefit plan or arrangement.

(f) In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code, and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Executive shall receive the greater, on an after-tax basis, of (x) or (y) above. In order to produce the best possible after-tax result for Executive, Executive hereby agrees to the reduction of any payments or benefits under this Agreement, as well as any other payments or benefits provided for under agreements entered into between Executive and the Company that are included in the calculation of the Total Payments, such as, for example, the accelerated vesting of equity awards. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) that are required to be made under this Section 2(f), shall be made by a nationally recognized independent audit firm not retained by the Company at the time of the Change in Control (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Executive within seven (7) business days of the Executive’s Termination Date, if applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and the Executive, absent manifest error. If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits. In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to Executive when performing the foregoing comparison between (x) and (y), such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions. As expressly permitted by Q/A #32 of the Code Section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section 2(f), Executive and Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 2(f).

(g) All payments and benefits provided under Sections 2(a), 2(b), 2(c) and 2(d) are conditioned on and subject to the Executive’s continuing compliance with this Agreement and the Executive’s timely execution (and effectiveness) of a general release of claims and covenant not to sue in substantially the form attached hereto as Exhibit A (or as may be reasonably modified by the Company in its reasonable discretion) (the “Release”). There is no entitlement to any payments or benefits unless and until the Release is effective. The Release must become effective within fifty-five days after the Termination Date or else Executive will be deemed to have waived all rights to any payments or benefits under this Agreement. To the extent Executive receives severance or similar payments and/or benefits (other than equity incentives) under any other Company-sponsored plan, program, agreement, policy, practice, or the like, or under the WARN Act or similar state law, the payments and benefits due to Executive under this Agreement will be correspondingly reduced on a dollar-for-dollar basis (or vice-versa) in a manner that complies with Code Section 409A.

3. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 3(a) and 3(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 3(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

4. No Retention Rights. This Agreement is not an employment agreement and does not give the Executive the right to be retained by the Company (or its subsidiaries or affiliates) and, unless the Executive’s employment is governed by an employment agreement entered into between Executive and the Company, the Executive agrees that he/she is an employee-at-will. Subject to the terms and conditions of any employment agreement between Executive and the Company, the Company (or its subsidiaries or affiliates) reserves the right to terminate the Executive’s service as an employee at any time and for any reason.

5. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his/her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

6. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

7. Dispute Resolution; Governing Law. Any dispute between the parties must be resolved pursuant to the claims procedures and other processes articulated in the Plan. This Agreement is governed by ERISA and, to the extent applicable, the laws of the State of California, without reference to the conflict of law provisions thereof.

8. Miscellaneous. All provisions of this Agreement are subject to and governed by the terms of the Plan. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

10. Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A and the regulations thereunder, and shall be interpreted in accordance with such intention. In the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Code Section 409A, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that Executive will be entirely responsible for any and all taxes on any benefits payable to Executive as a result of this Agreement. In addition, if Executive is a “specified employee” (within the meaning of Code

Section 409A) at the time of his/her separation from service, then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the payment of certain benefits owed to Executive under this Agreement will be delayed and instead paid (without interest) to Executive upon the earlier of the first business day of the seventh month following Executive’s separation from service or ten (10) days after the Company receives written confirmation of the Executive’s death.

11. Withholding. All payments and benefits made under this Agreement shall be subject to reduction to reflect any withholding taxes or other amounts required by applicable law or regulation.

12. No Duty to Mitigate. Executive shall have no duty to mitigate any of the payments or benefits that may be provided to Executive pursuant to this Agreement and none of this Agreement’s payments or benefits shall be offset by the Company or any other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written. By signing below, Executive acknowledges that he/she (i) has received a copy of the Plan and its Summary Plan Description and understands the terms of the Plan and this Agreement, (ii) is voluntarily entering into this Agreement and (iii) is agreeing to be bound by the terms of the Plan and this Agreement.

“COMPANY”

ORANGE 21 Inc.

By:

Its:

“EXECUTIVE”

Erik Darby

[SIGNATURE PAGE TO CHANGE IN CONTROL SEVERANCE AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS AND COVENANT NOT TO SUE

[FOR PERSONS AGE 40 AND ABOVE]

This Release of Claims and Covenant Not To Sue (the “Release”) is entered into by Erik Darby (“Executive”). This Release is effective only if (i) it has been executed by the Executive after his/her termination of employment with ORANGE 21 Inc. (the “Company”), (ii) such executed Release has been provided to the Company on or before [INSERT DATE THAT IS 45th DAY AFTER TERMINATION DATE] and (iii) the revocation period has expired without revocation as set forth in Section 5(c) below. The Company and the Executive are collectively referred to herein as the Parties.

WHEREAS, Executive was an employee of the Company and served as the Company’s Vice President of Sales;

WHEREAS, Executive was a participant in and a “Covered Employee” under the ORANGE 21 Inc. Change in Control Severance Plan (the “Plan”);

WHEREAS, pursuant to the Plan and the Change in Control Severance Agreement executed by the Parties on [DATE] (the “Severance Agreement”), the Executive is eligible for specified severance benefits upon the occurrence of certain events with such benefits conditioned upon, among other things, the Executive’s timely execution and non-revocation of this Release;

WHEREAS, the Company was subject to a Change in Control (as defined in the Severance Agreement) on [DATE];

WHEREAS, the Executive’s employment was terminated [by the Company without Cause] [by the Executive for Good Reason] [by the Executive due to the inability to reach acceptable terms of employment with {Insert Name of Acquiring Party in Change in Control}] (as defined in the Severance Agreement) on [DATE] (the “Separation Date”); and

WHEREAS, pursuant to the terms of the Plan and Severance Agreement, the Company has determined to treat the termination of Executive’s employment as eligible for payment of certain severance benefits provided in the Severance Agreement.

NOW, THEREFORE, the Executive agrees as follows:

1. Termination of Employment. Executive acknowledges and agrees that Executive’s employment with the Company terminated as of the close of business on the Separation Date. As of the Separation Date, Executive agrees that he/she is no longer an employee of the Company and no longer holds any positions or offices with the Company.

2. Separation Benefits. In consideration for the release of claims set forth below and other obligations under this Release, the Plan and the Severance Agreement and in satisfaction of all of the Company’s obligations to Executive and further provided that (i) this Release is signed by Executive and not revoked by Executive under Section 5(c) herein and (ii) the Executive remains in continuing compliance with all of the terms of this Release, the Plan and the Severance Agreement, the Executive is eligible to receive the severance benefits specified in Sections 2(a), 2(b), 2(c) and 2(d) of the Severance Agreement (subject also to Section 2(f)) of the Severance Agreement).

3. Integration. This Release, the Plan, and the Severance Agreement (and any agreements referenced therein) represent the entire agreement and understanding between the Parties as to the subject matter hereof and supersede all prior agreements whether written or oral.

4. Right to Advice of Counsel. Executive acknowledges that Executive has had the opportunity to fully review this Release and, if Executive so chooses, to consult with counsel, and is fully aware of Executive’s rights and obligations under this Release.

5. Executive’s Release of Claims. As of the Effective Date of this Release, Executive hereby expressly covenants not to sue and releases and waives any and all claims, liabilities, demands, damages, penalties, debts, accounts, obligations, actions, grievances, and causes of action (collectively, “Claims”), whether now known or unknown, suspected or unsuspected, whether in law, in equity or in arbitration, of any kind or nature whatsoever, which Executive has or claims to have, now or hereafter, against the Company and its divisions, facilities, subsidiaries and affiliated entities, successors and assigns, or any of its or their respective past or present officers, directors, trustees, stockholders, agents, employees, attorneys, insurers, representatives (collectively, the “Releasees”), including, but not limited to, any Claims arising out of or relating in any way to Executive’s employment at the Company and the termination thereof. Without limiting the foregoing, Executive hereby acknowledges and agrees that the Claims released by this Release include, but are not limited to, any and all claims which arise or could arise under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, California statutory or common law, the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions, and federal statutory law, or any Claim for severance pay, bonus, sick leave, disability, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit. Nothing in this Release shall limit in any way Executive’s right under California Workers’ Compensation laws to file or pursue any workers’ compensation claim. Nothing herein shall release any rights to indemnification Executive may have in connection with Executive’s actions legitimately taken in the course of his/her duties with the Company. This release shall not apply to any claims that may not be waived as a matter of applicable law.

(a) As part of this general release, Executive expressly releases, waives and relinquishes all rights under Section 1542 of the California Civil Code which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he/she may later discover facts in addition to or different from those which Executive now knows, or believes to be true, with respect to any of the subject matters of this Release, but that it is nevertheless Executive’s intention to settle and release any and all Claims released herein.

(b) Executive warrants and represents that there is not now pending any action, complaint, petition, Executive charge, grievance, or any other form of administrative, legal or arbitral proceeding by Executive against the Company and further warrants and represents that no such proceeding of any kind shall be instituted by or on Executive’s behalf based upon any and all Claims released herein.

(c) Executive expressly acknowledges, understands and agrees that this Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release:

(i) Executive was advised to consult an attorney before signing this Release;

(ii) Executive was granted at least twenty-one (21) days after he/she was presented with this Release to decide whether or not to sign this Release;

(iii) Executive will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of his/her signing this Release, and this Release shall not become effective and enforceable until that revocation period has expired without such revocation;

(iv) Executive hereby acknowledges and agrees that he/she is knowingly and voluntarily waiving and releasing Executive’s rights and claims in exchange for consideration (something of value) in addition to anything of value to which he/she is already entitled; and

(v) Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

Therefore, Executive may unilaterally revoke this Release at any time up to seven (7) calendar days following his/her execution of the Release, and this Release shall not become effective or enforceable until the revocation period has expired which is at 12:00:01 a.m. on the eighth day following his/her execution of this Release (“Effective Date”). If Executive elects to revoke this Release, such revocation must be in writing addressed to the Secretary of the Company, and received by him/her via facsimile or email no later than the end of the seventh day after Executive signed this Release.

6. Labor Code Section 206.5. Executive agrees that the Company has paid to Executive his/her salary and vacation accrued as of the Separation Date and that these payments represent all such monies due to Executive through the Separation Date. In light of the payment by the Company of all wages due, or to become due to Executive, California Labor Code Section 206.5 is not applicable. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

7. Severability. Executive understands that whenever possible, each provision of this Release will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8. No Representations. Executive has not relied upon any representations or statements made by the Company in deciding whether to execute this Release.

9. Voluntary Execution of Release. This Release is executed voluntarily by Executive and without any duress or undue influence and with the full intent of releasing all claims. The Executive acknowledges that:

(a) He/She has read this Release;

(b) He/She has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his/her own choice or that he/she has voluntarily declined to seek such counsel;

(c) He/She understands the terms and consequences of this Release and of the releases it contains;

(d) He/She is fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, the Executive has executed this Release as shown below.

EXECUTIVE

Dated: